Exhibit 10.27

This Agreement is effective from 30 September 2005 by and between Intellon Corporation (“Contributor Associate”) and the HomePlug Powerline Alliance, Inc. (“Alliance”). This Agreement will automatically renew for consecutive one-year terms, unless otherwise terminated in accordance with the terms hereof.

BACKGROUND

WHEREAS, the Alliance was formed as a non-profit corporation in order to define, establish and support system specifications for use in home networking over powerlines and other types of powerline communications, and to encourage broad and open industry adoption of such specifications and, toward that end, to facilitate the provision of necessary patent licenses under reasonable terms and conditions that are demonstrably free of any unfair discrimination.

WHEREAS, Contributor Associate would like to participate in the Alliance in accordance with the Alliance’s objectives, the Alliance Bylaws, all Alliance policies and procedures, and the terms and conditions of this Agreement.

WHEREAS, the Sponsors of the Alliance welcome the advice and participation of Contributor Associate as an Associate of the Alliance in order to facilitate the purposes of the Alliance.

NOW, THEREFORE, in consideration of Contributor Associate’s payment of its associate dues, the covenants and obligations between the Alliance and Contributor Associate, and the covenants and obligations of all present and future Associates and Sponsors of the Alliance, each party agrees to be bound to the following Agreement.

AGREEMENT

1. Definitions.

1.1 “Associates” shall mean collectively all such entities as are signatories to any Alliance Associate’s Agreement and are in good standing with the Alliance, pursuant to the terms of such Associate’s Agreement and any Alliance policies and procedures, as such may be amended from time to time. Associates are not considered “members” of the Alliance, as such term is defined under California Corporations Code §5056 or any other provisions of California or other law, and have no voting, notice or other rights except as expressly delineated in this Agreement. Currently, there are three classifications of Associates: “Adopter Associates”, “Contributor Associates”, and “Participant Associates”, each of which has the rights and responsibilities contained in the corresponding Associate’s Agreement. The Alliance Board of Directors expressly reserves the right at any time to create, modify, or eliminate any title(s) and/or classification(s) of Associates, and the rights and/or responsibilities relating thereto, in its sole and absolute discretion.

1.2 “Board of Directors” or “Board” shall mean the Alliance Board of Directors or a duly appointed committee thereof. When “approve”, “determine”, “decide” or similar language connoting the approval of an action by the Board of Directors is used, such terms shall mean the approval of an action by the Board of Directors pursuant to its policies and procedures, as such policies and procedures may be amended from time to time without notice to or consent by the Associates. Under certain circumstances, actions taken by the Board may alternatively be taken by the Sponsors, and vice versa, without notice to or consent by the Associates.

1.3 “Confidential Information” is defined in Section 6.1.

1.4 “Contributor Associate’s Alliance Representative” shall mean any person who: (a) is a member or alternate of a Specification Working Group; or (b) has attended any meeting of the Board of Directors or a Specification Working Group (whether in-person or via teleconference); (c) has subscribed to the Board of Directors or a Specification Working Group email list reflector; or (d) is the primary contact person for the Alliance as designated by the Contributor Associate.

1.5 “Control” shall mean beneficial ownership of more than fifty percent (50%) of the voting stock or equity in an entity; an “Affiliate” shall mean an entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity, so long as such Control exists. When the term “Contributor Associate” is used in reference to the signatory to this Agreement, “Contributor Associate” shall include the signatory and all of the signatory’s Affiliates.

1.6 “Draft Reference Document(s)” shall mean a Reference Document in draft form, as provided in Section 2.6. The content of Draft Reference Documents is not under any circumstances subject to the patent licensing provisions of Section 3.

1.7 “Draft Specification” shall mean technical document(s) embodying the technical protocols and system architectures related to networking or communicating over wiring which are in draft form and have been approved by the Board of Directors pursuant to Section 2.2.

1.8 “Encumbered Necessary Patent Claims” shall mean Necessary Patent Claims that will require Contributor Associate to pay royalties or other consideration to non-Affiliates that are not also Sponsors or Associates (except for payments to employees within the scope of their employment).

1.9 “Filing Date Cutoff” shall mean: (a) January 1, 2005 with respect to Final Specifications adopted prior to July 1, 2003; and (b) January 1, 2010 with respect to Final Specifications adopted on or after July 1, 2003.

1.10 “Final Specification” shall mean a Pending Specification which has been finally adopted by the Alliance pursuant to Section 2.4.

1.11 “Fully Compliant” shall mean: (a) an implementation of the Final Specification which supports or implements all of the portions of the Final Specification defined by the Final Specification as being “Required”; or (b) an implementation of all portions of the Final Specification required for a specific type of product or component thereof.

1.12 “Necessary Patent Claims” shall mean those claims of all patents, other than design patents and design registrations, throughout the world entitled to an effective filing date prior to the Filing Date Cutoff, which are necessarily infringed by: (i) an implementation of a Final Specification which cannot be avoided by another commercially reasonable non-infringing implementation of such Final Specification; or (ii) an implementation of any example included in the Final Specification.

1.13 “Pending Specification” shall mean a Draft Specification which has been approved by the Sponsors pursuant to Section 2.3.

1.14 “Reference Contribution(s)” shall mean any technical information that is conspicuously marked “REFERENCE CONTRIBUTION: NOT SUBMITTED UNDER OBLIGATION TO LICENSE” and submitted to the Alliance for possible inclusion in Reference Document(s), pursuant to the procedure established from time to time by the Alliance Board of Directors. The content of Reference Contributions is not under any circumstances subject to the patent licensing provisions of Section 3.

1.15 “Reference Document(s)” shall mean a document approved by the Alliance pursuant to Section 2.6 that contains technical information that is conspicuously marked “FOR REFERENCE PURPOSES ONLY” and is included as an addendum to, or otherwise referenced in, Final Specification(s); however any such “Reference Document(s)” will not be considered to be part of such Final Specification(s). The content of Reference Documents is not under any circumstances subject to the patent licensing provisions of Section 3.

1.16 “Review Period” shall mean the period that each Contributor Associate has to review and object to the inclusion of its Necessary Patent Claims in a Draft Specification. The “Review Period” shall commence on the date that the Draft Specification is formally sent to all Sponsors, Contributor Associates and Participant Associates requesting their review of the Draft Specification for Necessary Patent Claims. Prior to December 31, 2005 the “Review Period” shall be 21 days, and commencing on January 1, 2006 the “Review Period” shall be 45 days.

1.17 “Sponsors” shall mean collectively all such entities as are signatories to the Alliance Sponsor’s Agreement and are in good standing with the Alliance, pursuant to the Alliance Sponsor’s Agreement and any Alliance policies and procedures, as such may be amended from time to time. When “approve”, “determine”, “decide” or similar language connoting the approval of an action by the Sponsors is used, such terms shall mean the approval of an action by the Sponsors pursuant to their policies and procedures, as such policies and procedures may be amended from time to time without notice to or consent by the Associates. Under certain circumstances, actions taken by the Sponsors may alternatively be taken by the Board, and vice versa, without notice to or consent by the Associates.

1.18 “Technical Contribution(s)” shall mean technical information submitted to the Alliance for possible inclusion in Final Specification(s), pursuant to the procedure established from time to time by the Alliance Board of Directors.

2. Specification and Reference Document Adoption Procedures. The following procedures shall govern the adoption of Final Specifications and Reference Documents:

2.1 Submission of Contributions. Technical Contributions and Reference Contributions may be submitted pursuant to procedures established from time to time by the Alliance Board of Directors.

2.2 Preparation of Draft Specification. Draft Specifications shall be prepared based upon Technical Contributions and such other matters desirable for inclusion. The Sponsors, Contributor Associates and Participant Associates shall use reasonable efforts to expedite the preparation of Draft Specifications, including any revisions or changes to such Draft Specifications. The Board of Directors may designate a document as a “Draft Specification” at such time and upon such conditions as it deems appropriate. Draft Specifications (along with any Technical Contributions relating thereto) shall be considered “Confidential Information” pursuant to Section 6.1.

2.3 Draft Specification Review. The Board of Directors may formally submit a Draft Specification to the Sponsors, Contributor Associates and Participant Associates for review of Necessary Patent Claims at such time as it deems appropriate. Each Sponsor, Contributor Associate or Participant Associate that objects to the inclusion of any of its Necessary Patent Claims, or any other matters, shall be required during the term of the Review Period to provide a written statement describing with particularity any portion of the Draft Specification which it finds objectionable, the specific reasons therefore, and any revisions to the Draft Specification which would cure such objections. In the event that a Contributor Associate fails to make any objections to the Draft Specification during the Review Period, such Contributor Associate will be required to license any of its Necessary Patent Claims in the Draft Specification pursuant to the provisions of Section 3.1 in the event that the Draft Specification is adopted as a Final Specification unless such Contributor Associate withdraws pursuant to Section 2.4. Upon the conclusion of the Review Period, the Sponsors shall determine whether the Alliance should adopt the Draft Specification as a Pending Specification.

2.4 Finalization Period; 14 Day Withdrawal Period. Any Contributor Associate may withdraw from the Alliance within fourteen (14) days from the date on which the Board announces the approval of the Pending Specification (“14 Day Withdrawal Period”). In lieu of a complete withdrawal, a Contributor Associate may withdraw as a Contributor Associate but remain an Adopter Associate of the Alliance; such change in status will constitute “withdrawal” of the Contributor Associate for purposes of this Agreement provided that the Contributor Associate complies with all other withdrawal provisions. Any withdrawal of the Contributor Associate must comply with Section 3.3.2, and any such withdrawing Contributor Associate shall only be required to grant licenses to any of its Necessary Patent Claims pursuant to Section 3.4. For the avoidance of doubt, no Contributor Associate that failed to submit a written withdrawal notice in compliance with Section 3.3.2 shall be considered to have withdrawn under this Section and shall therefore be subject to all patent licensing provisions of Section 3. Upon the passing of the 14 Day Withdrawal Period, the Board may declare the issuance of a Final Specification, withdraw the Pending Specification, or take any other action it deems appropriate in its sole and absolute discretion.

2.5 Updates, Revisions or Resubmissions. In the event that a Final Specification is modified or revised, the Board of Directors may designate that such modification or revision shall be considered a newly created Draft Specification and subject to all procedures relating thereto, including without limitation the Review Period. The Board of Directors shall, in its sole and absolute discretion, make the determination as to whether such update, modification or revision should be considered a newly created Draft Specification subject to such procedures, or should be considered part of a previously adopted Final Specification.

2.6 Reference Document Approval. Reference Documents shall be prepared based upon Reference Contributions and such other documents desirable for inclusion. The Sponsors and Contributor Associates shall use reasonable efforts to expedite the preparation of Reference Documents, including any revisions or changes to such Reference Documents. The Board may declare a document a “Draft Reference Document” or a “Reference Document”, based upon its sole and absolute discretion. “Draft Reference Documents” (along with any Reference Contributions relating thereto) shall be considered “Confidential Information” pursuant to Section 6.1.

2.7 Effect on Previously Adopted Final Specifications. The adoption of a new Final Specification shall not change or revoke any previously adopted Final Specification.

2.8 No Requirement to Conduct Patent Searches. No Sponsor, Contributor Associate, or Participant Associate shall have any duty to perform any patent search before, during or after the Review Period, or at any other time pursuant to this Agreement.

3. Patent Matters.

3.1 Patent Licensing.

3.1.1 Grant of License. Upon the adoption of a Final Specification, Contributor Associate hereby covenants to grant to any Sponsor or Associate, under reasonable terms and conditions that are demonstrably free of any unfair discrimination, a nonexclusive, irrevocable, nontransferable, non-sublicenseable, worldwide license to implement the Final Specification and to make, have made, use, import, offer to sell, lease, sell, promote and otherwise distribute the resulting implementation (whether implemented in hardware, software, or some combination of hardware and software) pursuant to the scope of license delineated in Section 3.1.2 and subject to the exclusions delineated in Section 3.1.3 and the limitations embodied in Section 3.1.4, under: (a) any Necessary Patent Claims contained in any Technical Contribution it has submitted to the Alliance, or (b) any Necessary Patent Claims which are owned by Contributor Associate and are embodied in a Final Specification. For purposes of clarification, any Necessary Patent Claims owned by Contributor Associate are subject to the covenant to grant a license, and Contributor Associate may not later transfer and/or encumber the Necessary Patent Claims and thereby circumvent its obligation to grant a license to such Necessary Patent Claims.

3.1.2 Scope of License. Contributor Associate shall only be required to grant the license to Necessary Patent Claims pursuant to the following scope: (a) in the event that the Final Specification was adopted prior to July 1, 2003, then the scope of the license shall be only to the extent that the resulting implementation is used for the purposes of home networking over the powerline; (b) in the event that the Final Specification was adopted after July 1, 2003, then the scope of the license shall be unlimited. For purposes of clarity, the scope of license for Necessary Patent Claims which are contained both in a Final Specification adopted prior to July 1, 2003 and a Final Specification adopted after July 1, 2003 shall be unlimited, regardless of whether Contributor Associate departs from the Alliance prior to the adoption of any Final Specification adopted after July 1, 2003.

3.1.3 Exclusions from License. The covenant to grant a license to any Necessary Patent Claims shall not extend to any of the following enumerated categories: (i) enabling technology that may be needed to make or use any product that complies with the Final Specification but is not expressly set forth in the Final Specification (for example, application programming interfaces, basic computer and network technology, semiconductor manufacturing technology, compiler technology, object-oriented technology and operating system technology); (ii) implementations for technical specifications not developed by the Alliance but referred to or incorporated in the Final Specification(s); (iii) any technological implementation of the Final Specification that is not Fully Compliant; (iv) any technology or features that are not necessary to implement the Final Specification(s); and (v) technology embodied in any Reference Documents (but not included in any Final Specifications).

3.1.4 Limitations on License. The covenant to grant a license shall not extend to any Encumbered Necessary Patent Claims in the event that Contributor Associate satisfies the conditions specified in one or more of Sections 3.1.4(a), 3.1.4(b), or 3.1.4(c):

(a)	Contributor Associate discloses to the Alliance, to the best of its actual knowledge, the existence and extent of the Encumbered Necessary Patent Claims at the time of submission of a Technical Contribution which contains such Encumbered Necessary Patent Claims.

(b)	In the event that a Technical Contribution submitted by Contributor Associate contains Encumbered Necessary Patent Claims, but Contributor Associate did not disclose the existence and extent of such Encumbered Necessary Patent Claims as Contributor Associate was not aware of the existence of such limitations, Contributor Associate promptly informs the Alliance with specificity of the existence and extent of such Encumbered Necessary Patent Claims. In no event shall such disclosure be made later than upon the expiration of the 14 Day Withdrawal Period.

(c)	In the event that Contributor Associate, subsequent to the expiration of the 14 Day Withdrawal Period, becomes aware that Encumbered Necessary Patent Claims are embodied in a Technical Contribution submitted by Contributor Associate, Contributor Associate promptly informs the Alliance with specificity of any and all such limitations on licensing rights, and uses commercially reasonable efforts to assist any Sponsor or Associate to obtain a license to the Encumbered Necessary Patent Claims to the extent that such limitations on licensing obligations exist. As used in this Section 3.1.4(c), “commercially reasonable efforts” shall not include a requirement that Contributor Associate make un-reimbursed payments to third parties.

Notwithstanding any other provisions of Section 3.1.4, in the event that the limitations on licensing rights which caused the Necessary Patent Claims to become Encumbered Necessary Patent Claims did not arise in a reasonably foreseeable manner, Contributor Associate shall not be required to make any efforts to assist any Sponsor or Associate to obtain a license to the Encumbered Necessary Patent Claims to the extent that such limitations on licensing obligations exist. Contributor Associate is under no obligation to conduct any patent search in order to be able to rely upon this Section 3.1.4.

3.2 Limitations on Injunctions in Infringement Actions. Contributor Associate hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims, pursuant to the following terms and conditions:

3.2.1 Final Specifications Adopted Prior to July 1, 2003. With respect to Necessary Patent Claims which would be infringed by the implementation of Final Specifications adopted prior to July 1, 2003, Contributor Associate hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims by products or services that are substantially Fully Compliant with the Final Specification, against any person entitled to the grant of a license to such Contributor Associate’s Necessary Patent Claims. Such waiver of injunctive relief shall not prohibit Contributor Associate from seeking or receiving damages, including enhanced damages for willful infringement, from any person.

3.2.2 Final Specifications Adopted On or After July 1, 2003. With respect to Necessary Patent Claims which would be infringed by the implementation of Final Specifications adopted on or after July 1, 2003, Contributor Associate hereby agrees not to seek an injunction and hereby waives its rights to an injunction with respect to infringement of its Necessary Patent Claims by products or services that are substantially Fully Compliant with the Final Specification, against any person that has licensed such Contributor Associate’s Necessary Patent Claims pursuant to the provisions of Section 3.1. Such waiver of injunctive relief shall not prohibit Contributor Associate from: (a) seeking or receiving damages, including enhanced damages for willful infringement, from any person; or (b) seeking an injunction against a person that has licensed the Contributor Associate’s Necessary Patent Claims pursuant to Section 3.1 but is using such Necessary Patent Claims in a manner outside the scope of license, as specifically described in Section 3.1.2, or in a manner excluded from the license, as described in Section 3.1.3.

3.2.3 Backwards Compatibility Necessary Patent Claims. In the event that any Necessary Patent Claims would be infringed both by the implementation of a Final Specification adopted prior to July 1, 2003, and also by the implementation of a Final Specification adopted on or after July 1, 2003, then Section 3.2.2 will govern injunctions with respect to infringement of such Necessary Patent Claims.

3.3 Termination of Contributor Associate’s Status in Alliance. Upon the termination of Contributor Associate’s status as a Contributor Associate of the Alliance, whether by withdrawal, change to Adopter Associate status, termination of status because of failure to pay dues, expulsion, or otherwise:

3.3.1 License Grant Survival. All covenants and licenses granted by such departing Contributor Associate with respect to any of its Necessary Patent Claims in a Final Specification in effect as of the date of departure shall continue in full force and effect, and shall extend to any person which later adopts such Final Specification. No covenants or licenses shall be deemed to be granted with respect to any of such departing Contributor Associate’s Necessary Patent Claims to any Draft or Pending Specification except as provided in Section 3.3.2.

3.3.2 Notice of Withdrawal. In the event that a Contributor Associate withdraws (or changes to Adopter Associate status), such departing Contributor Associate must identify with reasonable specificity in its written notice of withdrawal to the Alliance: (a) any Necessary Patent Claims that Contributor Associate’s Alliance Representative(s) are actually aware that Contributor Associate holds in any Technical Contribution it has submitted to the Alliance; and (b) any Necessary Patent Claims that Contributor Associate’s Alliance Representative(s) is/are aware that the departing Contributor Associate is actively developing that would be infringed by a Pending Specification. Additionally, in the event that a Contributor Associate is withdrawing under Section 2.4, such notice must identify, with reasonable specificity, any Necessary Patent Claims Contributor Associate’s Alliance Representative(s) is/are actually aware that Contributor Associate holds in any Pending Specification. In the event that a withdrawing Contributor Associate fails to deliver to the Alliance a required notice under this Section 3.3.2, any of such Contributor Associate’s Necessary Patent Claims shall be subject to all the patent licensing provisions of Section 3.

3.4 Future Specification Licensing. The obligations of a current or former Contributor Associate to comply with its obligations under Section 3 shall continue as to any new Final Specification if such Final Specification: (i) defines a network that is backwards compatible to a prior Final Specification for which the Contributor Associate is obligated to grant licenses, and (ii) uses a Necessary Patent Claim in a substantially similar manner and to a substantially similar extent as the Necessary Patent Claim was used in a prior Final Specification for which the Contributor Associate is obligated to grant licenses.

3.5 Patent Ownership. The Alliance will not assert any ownership claims to any patent held or acquired by any Contributor Associate. Additionally, the Alliance will not assert any ownership claims to any patents that may be developed by any Sponsors or Contributor Associates during any Alliance meetings or that may otherwise be developed pursuant to any Alliance activities.

3.6 Patent Disclosures. Contributor Associate agrees to disclose to the Alliance all published and/or issued patents that Contributor Associate’s Alliance Representative(s) is/are actually aware are embodied as Necessary Patent Claims in any Final Specification, from any country in which such published and/or issued patents are a matter of public record, within 90 days of the later of Section 3.6(a), 3.6(b) or 3.6(c):

(a)	The publication or issuance of the patent(s).

(b)	The issuance of a Final Specification.

(c)	The date on which Contributor Associate joins the Alliance.

4. Copyright Matters.

4.1 Technical Contributions; Final Specifications. Any Technical Contribution submitted to the Alliance is licensed on a nonexclusive basis to the Alliance and any duly authorized agents thereof solely for the limited purpose of being evaluated for inclusion in a Final Specification. In the event that the Technical Contribution submitted, or a portion or derivative work thereof, is included in a Final Specification, the party submitting such copyrighted material hereby grants to the Alliance and all persons using the Final Specification an irrevocable, perpetual, worldwide, nonexclusive, royalty free license for the purpose of allowing them to create, distribute, reproduce, display and otherwise use the copyrighted material in accordance with the Alliance’s policies and procedures. The party submitting the Technical Contribution shall continue to have ownership rights in the copyright to the Technical Contribution, subject to the license granted above. The copyright to the Final Specification itself will be owned by the Alliance, and the party submitting this Technical Contribution agrees not to assert any interest in the ownership of the copyright to the Final Specification; regardless of whether the Technical Contribution has been modified or simply included in the Final Specification without modifications. The Final Specification shall bear a notation that the copyright is owned by the Alliance. Contributor Associate agrees not to communicate to any third party that anyone other than the Alliance is the owner of the copyright to the Final Specification.

4.2 Reference Contributions; Reference Documents. Any Reference Contribution submitted to the Alliance is licensed on a nonexclusive basis to the Alliance and any duly authorized agents thereof solely for the limited purpose of being evaluated for inclusion in a Reference Document. In the event that the Reference Contribution submitted, or a portion or derivative work thereof, is included in, or used as, a Reference Document, the party submitting such Reference Contribution hereby grants to the Alliance and all persons using the copyrighted material an irrevocable, perpetual, worldwide, nonexclusive, royalty free license for the purpose of allowing them to create, distribute, reproduce, display and otherwise use the copyrighted material in accordance with the Alliance’s policies and procedures. The party submitting the Reference Contribution shall continue to have ownership rights in the copyright to the Reference Contribution, subject to the license granted above. The copyright to the Reference Document itself will be owned by the Alliance; however all persons which have submitted Reference Contributions which were integrated into the Reference Document shall be acknowledged as contributors to the Reference Document. In the event that a Reference Contribution is used, completely unmodified by the Alliance, as a Reference Document, the copyright to the Reference Document will be owned by the party that submitted such Reference Contribution. In the event that the copyright to the Reference Document is owned by the Alliance, the party submitting the Reference Contribution agrees not to assert any interest in the ownership of the copyright to the Reference Document; in such event the Reference Document shall bear a notation that the copyright is owned by the Alliance, and the Contributor Associate agrees not to communicate to any third party that anyone other than the Alliance is the owner of the copyright to the Reference Document.

4.3 Foreign Language Versions of Final Specifications. The Alliance shall own all copyrights to any foreign language translations of Final Specifications (and Reference Documents in the event that the Alliance is the owner of the English language version of the Reference Document). Contributor Associate agrees not to translate any Final Specification or any Reference Document where the Alliance is the owner of the English language version of the Reference Document, or publish portions of a Final Specification or such Reference Document, into a foreign language without obtaining prior permission from the Alliance.

4.4 Assistance. Contributor Associate agrees to perform all acts deemed necessary by the Alliance to permit and assist the Alliance in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in any copyright interests in and to Final Specifications (and Reference Documents to which the Alliance is entitled to copyright ownership). Such acts may include, but are not limited to, execution of documents and assistance or cooperation: (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable copyrights, (ii) in the enforcement of any applicable copyrights, and (iii) in other legal proceedings related to the copyrights.

4.5 Termination of Contributor Associate Status. The rights granted and obligations assumed by Contributor Associate under this Section 4 shall survive the termination of Contributor Associate’s status as a Contributor Associate of the Alliance, whether by withdrawal, change to Adopter Associate status, termination of status because of failure to pay dues, expulsion, or otherwise.

5. Trademark and Certification Mark Matters. The Alliance will license certain of its trademarks and certification marks to Contributor Associate and other persons on commercially reasonable, nondiscriminatory terms and conditions approved from time to time by the Board of Directors of the Alliance. Contributor Associate agrees and acknowledges that it will not use any Alliance trademark or certification mark other than as expressly permitted by a written trademark or certification mark license agreement entered into between Contributor Associate and the Alliance.

6. Confidentiality.

6.1 Confidential Information. Contributor Associate will maintain in confidence all of the following categories of information (each of which shall be considered “Confidential Information”):

(a) Technical Contributions and Reference Contributions (unless the Sponsors decide to release such items, and obtain the consent of the party which submitted the Technical Contribution or Reference Contribution).

(b) Draft Specifications, Pending Specifications, Final Specifications, Draft Reference Documents and Reference Documents (unless the Sponsors decide to release such items).

(c) Documents received from the Alliance or from a Sponsor or another Associate that relate to Alliance matters and are marked to connote their confidential or proprietary nature at the time of disclosure.

(d) Information relating to Alliance matters received from the Alliance or from a Sponsor or another Associate that: (i) consists of documents that are not marked to denote their confidential nature; (ii) consists of orally transmitted information; or (iii) consists of information disclosed through some other medium that is not marked to denote its confidential nature. All such information must have been identified and treated as confidential at the time of disclosure. Additionally, the sender of such information must designate such information as confidential in a Confidential Information Memorandum (in the form attached hereto as Exhibit A), which must be sent to the recipient’s representative within thirty (30) days of disclosure, summarizing the Confidential Information sufficiently for identification.

(e) Unless made public by the Sponsors, proceedings of the Board of Directors, committees, working groups, and Sponsors’ meetings of the Alliance and minutes and other records of such proceedings, whether in draft or final form.

Contributor Associate agrees to use any such Confidential Information solely in connection with good faith participation with Sponsors or Associates in the business of the Alliance and the discussion, development, or evaluation of Technical Contributions, Draft Specifications, Pending Specifications, Reference Contributions, Draft Reference Documents, or Reference Documents. Contributor Associate agrees to use at least the same degree of care with the Confidential Information that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances and will neither disclose nor copy the Confidential Information except as necessary for its employees and contractors (under obligation of confidentiality) with a need to know for the purpose of participating in the business of the Alliance and developing a Final Specification or an implementation of a Final Specification. Any copies of Confidential Information which are made by Contributor Associate must be conspicuously marked “confidential”, “proprietary”, or with a similar legend. Technical Contributions, Draft Specifications, Pending Specifications, Reference Contributions, and Draft Reference Documents may only be released to the Sponsors and Associates, except as provided in Sections 6.1(a) and (b). Unless the parties agree otherwise, this obligation of confidentiality will expire three (3) years from the date of disclosure of such Confidential Information hereunder.

6.2 Limitations on Disclosure Liability. A party will not be liable for the disclosure of any Confidential Information which is:

a) rightfully in the public domain other than by the recipient’s breach of a duty; or

b) rightfully received from a third party without any obligation of confidentiality; or

c) rightfully known to the recipient without any limitation on use or disclosure prior to its receipt from the disclosing party; or

d) independently developed by employees of the recipient without access to the disclosed information; or

e) rightfully disclosed as required by law, provided however, that prior to disclosing such Confidential Information, the recipient subject to the order to disclose promptly notifies the disclosing party and upon the disclosing party’s request, cooperates with the disclosing party in contesting the request to disclose;

f) made public by the Sponsors;

g) inherently disclosed in the marketing or sale of a product or service; or

h) information contained in a Technical Contribution or Reference Contribution submitted by such party, including any such information contained in a Draft Specification, Pending Specification, or Draft Reference Document.

6.3 Residuals. This Agreement and the terms of confidentiality hereunder shall not be construed to limit Contributor Associate’s right to independently develop or acquire products or technology, including similar or competing products or technology, without the use of another party’s Confidential Information. Any party shall be free to use for any purpose the residuals resulting from access to or work with the Confidential Information defined in Section 6.1, provided that such party shall maintain the confidentiality of such Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be inadvertently retained by persons who have had access to such Confidential Information, including ideas, concepts, know-how or techniques contained therein. No party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to any party a license under the other party’s: (i) copyrights other than pursuant to Sections 4.1 and 4.2 of this Agreement, or otherwise as expressly granted in writing; or (ii) patents other than as expressly granted in writing.

7. Contributor Associate Status; Termination of Contributor Associate Status.

7.1 Status. Contributor Associate acknowledges that it is not a “member” of the Alliance pursuant to California Corporations Code §5056 or any other provisions of California or other law, and has no voting, notice or other rights except as expressly delineated in this Agreement. Additionally, Contributor Associate expressly acknowledges that it has no standing to contest or challenge any corporate actions taken or not taken by the Board and/or the Sponsors, relating to Specification approval, the selection of technology for Specifications, or any other matters.

7.2 Standard of Conduct. Contributor Associate agrees to abide by the provisions of the Alliance Bylaws applicable to Associates, and all policies and procedures of the Alliance relating to Associates, as such may be amended from time to time. Additionally, Contributor Associate agrees to abide by all antitrust laws, rules and regulations, including all Alliance policies and procedures relating to compliance with such laws, rules and regulations as such may be amended from time to time. Contributor Associate also agrees to abide by all Internal Revenue Code §501(c)(6) laws, rules and regulations relating to the Alliance’s tax exempt status, including all Alliance policies and procedures relating to compliance with such laws, rules and regulations as such may be amended from time to time.

7.3 Termination of Contributor Associate Status. Contributor Associate’s status as a Contributor Associate of the Alliance shall terminate upon the occurrence of any of the following events:

(a) Non-Renewal. In the event that either party submits a notice to the other not less than thirty (30) days prior to the automatic renewal date of this Agreement that the Agreement will not be renewed.

(b) Failure to Pay Dues. Upon a failure to pay dues on or before their due date, such termination to be effective thirty (30) days after notice of such delinquency is given to Contributor Associate.

(c) Cancellation. In the event that the Board terminates the Contributor Associate classification, such termination shall be effective thirty (30) days after notice of such cancellation is given to Contributor Associate.

(d) Resignation. In the event that Contributor Associate files a written statement of resignation with the Alliance. Resignation shall not release the resigning Contributor Associate from the payment of any fees, dues or assessments which are due and owing prior to the resignation. Further, no pro rata refund of any fees, dues or assessments shall be made.

(e) Expulsion. The Contributor Associate’s status as a Contributor Associate of the Alliance shall terminate upon the determination of the Board of Directors that the Contributor Associate has failed in a material respect to observe the rules of conduct promulgated from time to time by the Board of Directors and applicable to Contributor Associates, or otherwise has failed in some material respect to merit continued privileges in the Alliance. Such determination shall be made in the sole and absolute discretion of the Board of Directors. A Contributor Associate may be reinstated by the Board of Directors, upon any such conditions as the Board may require in its sole and absolute discretion. Expulsion shall not release the expelled Contributor Associate from the payment of any fees, dues or assessments which are due and owing prior to the expulsion. Further, no pro rata refund of any fees, dues or assessments shall be made.

7.4 Costs and Expenses. Contributor Associate shall bear its own costs and expenses for its participation in the Alliance, including without limitation compensation of its employees, and all travel and expenses associated with Contributor Associate’s participation in Alliance meetings and conferences, and Contributor Associate understands that it has no right of reimbursement, or offset of membership dues, from the Alliance.

7.5 Licenses and Permits. Contributor Associate shall possess or obtain at its own expense all necessary licenses or permits relating to its activities with the Alliance.

7.6 Termination of Contributor Associate Rights and Benefits. In the event that Contributor Associate’s status as a Contributor Associate of the Alliance ceases, Contributor Associate will not be entitled to any of the benefits of being a Contributor Associate of the Alliance, including without limitation any notice or licensing rights, except as otherwise expressly provided herein or in a separate written agreement between Contributor Associate and the Alliance.

8. Contributor Associate’s Representations and Warranties.

8.1 Copyright Representations and Warranties. Contributor Associate hereby represents and warrants to the Alliance that: (a) it is the owner of the copyright to any submitted Technical Contribution or Reference Contribution, except and to the extent specified in such Technical Contribution or Reference Contribution; (b) the submission of any Technical Contribution or Reference Contribution shall not, in the event that it is ultimately published in a Final Specification or Reference Document, infringe the copyright rights of any person, except and to the extent specified in such Technical Contribution or Reference Contribution; and (c) there is currently no actual or threatened suit by any third party based on an alleged violation of any copyright rights in any submitted Technical Contribution or Reference Document. The representations and warranties contained in this Section 8.1 are limited to the actual knowledge of the Contributor Associate.

8.2 Confidentiality Representations and Warranties. Contributor Associate represents and warrants that Contributor Associate has not intentionally transmitted to the Alliance any information that it received under obligation of confidentiality from any third party without the express permission of such third party. Contributor Associate further agrees that it will not intentionally transmit to the Alliance any information that it received under obligation of confidentiality from any third party without the express permission of such third party. Contributor Associate’s Alliance Representative(s) agree(s) to immediately notify the Alliance in the event that he/she/they become(s) aware that Contributor Associate has transmitted any information to the Alliance in violation of the confidentiality rights of any third party.

8.3 Indemnification. Contributor Associate shall defend, indemnify and hold harmless the Alliance from and against any and all third party actual or threatened claims, suits, proceedings, actions, damages, liabilities, losses, costs and expenses, including without limitation reasonable attorneys’ fees and expenses which arise out of or as the result of third party claims brought or threatened against the Alliance and arising out of Contributor Associate’s intentional breach of any of its obligations under this Agreement. Notwithstanding the foregoing, Contributor Associate shall under no circumstances have any obligation to indemnify any Sponsor, Contributor Associate, Adopter Associate, or other person, based upon its indemnification obligations under this Section 8.3.

9. General Provisions.

9.1 No Other Licenses. Except for the rights expressly provided by this Agreement, Contributor Associate does not grant or receive, by implication, estoppel, or otherwise, any intellectual property licensing rights.

9.2 Limited Effect. This Agreement shall not be construed to waive any Contributor Associate’s rights under law or any other agreement except as expressly set out herein.

9.3 No Specification Warranty. CONTRIBUTOR ASSOCIATE ACKNOWLEDGES THAT ANY TECHNICAL CONTRIBUTIONS, DRAFT SPECIFICATIONS, PENDING SPECIFICATIONS, FINAL SPECIFICATIONS, REFERENCE CONTRIBUTIONS, DRAFT REFERENCE DOCUMENTS, AND REFERENCE DOCUMENTS ARE PROVIDED “AS IS” AND THAT THE ALLIANCE DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED AND STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. IN NO EVENT WILL THE ALLIANCE BE LIABLE TO CONTRIBUTOR ASSOCIATE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS, REVENUE, SAVINGS, BUSINESS, DATA OR GOODWILL, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE ON ANY THEORY OF LIABILITY, WHETHER OR NOT THE ALLIANCE WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO EVENT WILL THE ALLIANCE BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THE LIMITATIONS SET FORTH ABOVE SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE FULLY CONSIDERED THE FOREGOING ALLOCATION OF RISK AND FIND IT REASONABLE, AND THAT THE FOREGOING LIMITATIONS ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

9.4 Successors and Assigns. Contributor Associate may not assign, subcontract or otherwise delegate Contributor Associate’s obligations under this Agreement without the Alliance’s prior written consent, such consent to be given only upon the approval by the Board of Directors; for the purposes hereof, a merger or acquisition in which the owners of the Contributor Associate collectively own less than half of the outstanding equity interests of the post-transaction entity shall be considered an assignment, such that Contributor Associate’s status as a Contributor Associate of the Alliance will continue only upon approval by the Board of Directors. All rights of Contributor Associate under this Agreement shall cease upon Contributor Associate’s dissolution. Subject to the foregoing, this Agreement will be for the benefit of the Alliance’s successors and assigns, and will be binding on Contributor Associate’s assignees.

9.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by electronic mail, telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to such address as either party may specify in writing.

9.6 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of, and venue in, the federal and state courts located in San Francisco, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

9.7 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.8 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the Alliance, and no breach excused by the Alliance, unless such waiver or consent is in writing signed by the Alliance. The waiver by the Alliance of, or consent by the Alliance to, a breach of any provision of this Agreement by Contributor Associate, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Contributor Associate. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

9.9 Injunctive Relief for Breach. Contributor Associate’s obligations under this Agreement are of a unique character that gives them particular value; Contributor Associate’s breach of any of such obligations will result in irreparable and continuing damage to the Alliance for which there will be no adequate remedy at law; and, in the event of such breach, the Alliance will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

9.10 Publicity. Contributor Associate may not make any statement on behalf of the Alliance without prior approval.

9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and timely delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

9.12 No Implied Joint Venture. This Agreement does not create a joint venture, partnership or other form of business association between or among Contributor Associate and any Sponsor or Associate, nor does it create an obligation to develop, make available, use, license, buy or sell any information, product, services or technology except as expressly provided herein.

9.13 Non-Intervention by Alliance. The Alliance cannot and will not render any opinions as to whether any action will or will not infringe on any intellectual property rights of any party. Moreover any actions, statements or resolutions by the Alliance should not be interpreted as rendering any opinion on those subjects. In the event that a member has a question concerning the legal consequences of any action it should seek independent legal advice. Negotiations between holders of intellectual property and potential licensees are to be left solely to the parties concerned and are to be performed outside any Alliance functions. Under no circumstances shall Contributor Associate ever use any Alliance resources in the furtherance of any licensing or other private business matters.

9.14 Survival. The definitions contained in this Agreement and the rights and obligations contained in Sections 3 (“Patent Matters”), 4 (“Copyright Matters”), 5 (“Trademark Matters”), 6 (“Confidentiality”), 7.6 (“Termination of Contributor Associate Status”), 8 (“Contributor Associate’s Representations and Warranties”), and 9 (“General Provisions”) will survive any termination or expiration of this Agreement.

9.15 Third Party Beneficiary Rights. Other than Sections 3 (“Patent Matters”), 4 (“Copyright Matters”), and 6 (“Confidentiality”), no party is entitled to any rights as a third party beneficiary of this Agreement or any provisions hereof. In the event that the Alliance Board of Directors adds, eliminates, reclassifies, or in any way changes any classification of Associates or Sponsors, any such actions will not release any Associate from any obligations under this Agreement, including obligations which extend to future third party beneficiaries of this Agreement.

9.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than any agreements attached hereto under Exhibit B (if any), or such specific other agreements referred to herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“CONTRIBUTOR ASSOCIATE”		“ALLIANCE”

INTELLON CORPORATION		HOMEPLUG POWERLINE ALLIANCE, INC.

By:	/s/ Charles Harris	By:	/s/ Rob Ranck

Name:	Charles E. Harris	Name:	Rob Ranck

Title:	Chairman and CEO	Title:	Executive Director

Date:	30 September 2005	Date:	9/9/2005

EXHIBIT A

CONFIDENTIAL INFORMATION MEMORANDUM

Date:

To:

The HomePlug PowerLine Alliance Contributor Associates’ Agreement (“Agreement”) provides that “Confidential Information” includes “Information relating to Alliance matters received from the Alliance or from a Sponsor or another Contributor Associate that: (i) consists of documents that are not marked to denote their confidential nature; (ii) consists of orally transmitted information; or (iii) consists of information disclosed through some other medium that is not marked to denote its confidential nature. All such information must have been identified and treated as confidential at the time of disclosure. Additionally, the sender of such information must designate such information as confidential in a Confidential Information Memorandum (in the form attached hereto as Exhibit A), which must be sent to the recipient’s representative within thirty (30) days of disclosure, summarizing the Confidential Information sufficiently for identification.”

By completing and signing this form, the undersigned gives the recipient notice that the information disclosed on the following date is considered “Confidential Information” under the Agreement and shall be kept confidential by the recipient according to its terms.

Date of Disclosure of Confidential Information:

Location:

Description of Confidential Information disclosed:

All other terms and conditions of the Agreement shall remain in full force and effect. Nothing contained herein shall be construed as amending or modifying the terms of the Agreement.

From:

(Contributor Associate’s Name)

Represented by:

(Signature)

(Printed Name)

(Title)

EXHIBIT B

LETTER AGREEMENT(S) MODIFYING TERMS OF CONTRIBUTOR ASSOCIATE’S AGREEMENT

“RE: Certain Agreements Relating to HomePlug AV”, 4 Aug. 2004 (PSWG Waiver)